Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-220398, 333-165874, 333-166520, 333-161860, 333-156946, 333-144481, 033-78060, 333-102012 and 333-81199) on Form S-3 and (Nos. 333-203580, 333-193364, 333-175808, 333-113842 and 333-113839) on Form S-8 of Union Bankshares Corporation of our report dated March 9, 2018, with respect to the consolidated balance sheets of Xenith Bankshares, Inc. and its subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements, which report appears in the Form 8-K of Union Bankshares Corporation dated November 15, 2018 and to the references to our firm under the heading “Experts” in such registration statements.

/s/ KPMG, LLP

McLean, Virginia
November 15, 2018